Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath/Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
MISONIX ANNOUNCES SETTLEMENT OF PURICORE LITIGATION,
INCLUDING ENTRY INTO A U.S. DISTRIBUTION AGREEMENT FOR
PURICORE’S ADVANCED WOUND CARE PRODUCT
FARMINGDALE, NY — July 20, 2011 — Misonix, Inc. (NASDAQ: MSON), a medical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications, has announced today that it has settled the lawsuit brought against it by PuriCore International Limited and PuriCore plc. (together “PuriCore”) in connection with the sale to PuriCore of Misonix’s Labcaire business in August of 2009. The settlement involves the forgiveness by Misonix of up to $1,000,000 of not booked, contingent commission payments on future sales of Labcaire products. PuriCore will continue to pay the $750,000 remaining on the Loan Notes issued as part of the original Stock Purchase Agreement. Misonix also agreed to pay $650,000 towards PuriCore’s legal costs. As an important part of the settlement, Misonix and PuriCore, Inc., a U.S. subsidiary of PuriCore, entered into a Product License and Distribution Agreement (the “Distribution Agreement”) whereby Misonix will distribute, on a limited exclusive basis with respect to other therapeutic ultrasound companies in the United States, a private label version of PuriCore’s Vashe® wound therapy product, which is a solution intended for cleansing, irrigating, moistening, and debriding acute and chronic dermal lesions. Use of the new product will be emphasized in conjunction with clinical procedures performed with Misonix ultrasonic systems and gives surgeons and clinicians an expanding line of products for treating wounds. The Distribution Agreement is for three years with a two year extension contingent on meeting certain goals. As part of this Distribution Agreement, Misonix has the obligation over a three year period to either purchase or pay a minimum of $2 million in gross margin value to PuriCore. When PuriCore receives $2 million in gross margin purchases under the Distribution Agreement, it is anticipated that Misonix will have received more than $4 million in gross margin.

Michael A. McManus, President and Chief Executive Officer of Misonix, stated, “We are very pleased to have resolved the dispute with PuriCore. Managing a lawsuit in the U.K. and legal expenses associated with the case were consuming valuable senior management time and resource. We believe the resolution of this lawsuit is in the best interest of shareholder value and the continued growth of Misonix.
“Prior to the lawsuit, we had been working with PuriCore’s wound care group in pursuit of a similar distribution arrangement for the Vashe® product. In concert with the recent addition of Anika Therapeutics S.r.l.’s Hyalomatrix® skin substitute to our product portfolio, which is anchored by our SonicOne® Ultrasonic Wound Care System, the PuriCore product becomes a valuable extension of our wound treatment capability. We will be working with PuriCore on the development of a sterile version of the product that can be used with the BoneScalpel™ with SonicOne Technology in the operating room. We believe the PuriCore product addition will add incremental revenue and margin to our existing wound care product platform.”
Additional information concerning the Distribution Agreement can be found in the Current Report on Form 8-K to be filed by Misonix with the U.S. Securities and Exchange Commission not later than July 25, 2011.
About Misonix: Misonix, Inc. (NASDAQ: MSON) designs, manufactures and markets therapeutic ultrasonic medical devices. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
# # #

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.